FIRST FINANCIAL CORPORATION
RESOLUTIONS ADOPTED BY UNANAIMOUS WRITTEN CONSENT
REGARDING VIRTUAL SHAREHOLDERS ANNUAL MEETING

WHEREAS, on April 6, 2020, the Governor of the State of Indiana issued Executive Order 20-18 (the “Executive Order”); and

WHEREAS, the Executive Order provides, among other things, that individuals currently living in the State of Indiana are ordered to stay at home or at their place of residence, except as allowed in the Executive Order; and

WHEREAS, the Executive Order further provides that all public gatherings are prohibited unless such gathering is of ten (10) or less people who engage in social distancing and other sanitation measures, and that any gathering of more than ten (10) people are prohibited unless exempted by the Executive Order; and

WHEREAS, the Executive Order provides that only “essential travel,” as defined in the Executive Order, is permitted; and

WHEREAS, the Annual Meeting of Shareholders (the “Annual Meeting”) of First Financial Corporation (the “Corporation”) has been called for April 15, 2020 at 11:00 a.m. and the proxy soliciting material, including the proxy statement as filed with the Securities and Exchange Commission, has previously been dispersed to all shareholders’ record as of the close of business on February 24, 2020; and

WHEREAS, the Board of Directors wishes to comply with the requirements of the Executive Order; and,

WHEREAS, the Board of Directors wishes to amend its Code of By-laws to provide for the ability to hold meetings of shareholders solely by means of communications equipment as permitted by Indiana law.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby determines, in compliance with the Executive Order, and directs that the Annual Meeting shall be a “virtual” annual meeting with no in-person attendance, and that all participation shall be by remote communication.

RESOLVED, FURTHER, that management is hereby directed and authorized to take all steps necessary and appropriate, including any necessary filings with the Securities and Exchange Commission, in order to implement the purposes and intent of these resolutions and such actions be, and they hereby are, authorized and approved in all respects.

RESOLVED, Further, that all actions taken by management prior to the date of the foregoing resolutions that are within the authority conferred thereby, are hereby ratified, confirmed, approved, and adopted as actions of the Corporation.

RESOLVED, FURTHER, that Article III of the Code of By-Laws, be, and it hereby is, amended by adding the following Section 13:

(a)Section 13. Remote Communication. A shareholder may participate in a meeting of shareholders by means of remote communications by which all persons participating in the meeting can communicate with each other, and participating by these means constitutes presence in person at the meeting. In such event, the Corporation shall: (i) implement reasonable measures to verify that each shareholder considered present and permitted to vote at the meeting by means of remote communication is that shareholder or the shareholder’s proxy; (ii) implement reasonable measures to provide a shareholder described in subpart (i) with a reasonable opportunity to participate in the meeting and to vote on matters submitted to the shareholders, including an opportunity to read or hear the proceedings of the meeting and communicate with the other persons present at the meeting substantially concurrently with the proceedings; and (iii) maintain a record of any votes cast or actions taken by a shareholder who participated in a meeting by remote communication.